FOR IMMEDIATE RELEASE:
Contacts:
Laurie Ellison 913.967.2718                 Carol DiRaimo 913.967.4109
Communications Executive Director           Vice President of Investor Relations


           Applebee's International Announces Dave Goebel as New CEO;
                    Lloyd Hill Remains Chairman of the Board


OVERLAND PARK, Kan.,  August 28, 2006 -Applebee's  International,  Inc. (Nasdaq:
APPB) announced today that its Board of Directors on Friday named Dave Goebel, currently president and chief operating officer (COO), as the company's new chief executive officer (CEO).

     Goebel will assume the reins from current CEO and Chairman of the Board Lloyd Hill. The transition, first announced in January 2006, will be effective September 5. Hill will continue to serve as non-executive chairman of the board.

"Dave is the right leader for Applebee's," Hill said. "He brings experience, integrity, strong franchise relations, and a willingness to change and innovate with a sense of urgency."

Goebel joined Applebee's in February 2001 as senior vice president of franchise operations. He later was promoted to executive vice president of operations, then to chief operating officer and, in January 2005, he was promoted to company president.

"This has been the most thoughtfully crafted and best executed succession plan that I've experienced," said Doug Conant, president and CEO of the Campbell Soup Company, Applebee's International board member and chairman of Applebee's compensation committee. "Lloyd and Dave have worked closely together for many months now to bring about a seamless transition as the company continues to execute its 2006 and 2007 strategic plans."

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Hill joined  Applebee's as chief operating officer in January 1994 and was named president in December 1994. He became co-chief executive officer in January 1997; chief executive officer in January 1998; and was elected chairman of the board in May 2000. Hill first began serving on the Applebee's board as an independent member in 1989 and has remained a board member since joining the company.

Under Hill's leadership, Applebee's has grown into the largest casual dining concept in the world, with nearly 1,900 restaurants in 49 states and 16 countries. Hill was named by Institutional Investor magazine as one of America's Best CEO's in 2005, and in 2006 the magazine named Applebee's International as the "Most Shareholder Friendly Company" in the restaurant sector. Hill was also named 2005 Operator of the Year by the operators-readers of Nation's Restaurant News.

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Applebee's  International,  Inc., headquartered in Overland Park, Kan., develops franchises and operates restaurants under the Applebee's Neighborhood Grill & Bar brand, the largest casual dining concept in the world. Currently, there are
1,880  Applebee's   restaurants   operating   worldwide  in  49  states  and  16
international countries. Additional information on Applebee's International can be found at www.applebees.com.